Exhibit 10.23

FORM OF

NOVELIS INC.

2024 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Novelis Inc., a corporation organized under the laws of Canada (the “Company”), pursuant to its 2024 Equity Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to Participant an option to purchase the number of Shares set forth below (the “Option”). This Option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice (this “Notice”), in the corresponding Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the corresponding Option Agreement will have the same definitions as in the Plan or the corresponding Option Agreement. If there is any conflict between the terms in this Notice, Exhibit 1 to this Notice, the corresponding Option Agreement, the Plan and the Notice of Exercise, then such conflict or inconsistency shall be resolved by giving such documents precedence in the following order: Exhibit 1 to this Notice, the corresponding Option Agreement, the Plan and then the Notice of Exercise.

Participant	[PARTICIPANT NAME]
Date of Grant:	[GRANT DATE]
Number of Shares Subject to Option:	[TOTAL SHARES]
Exercise Price (Per Share):	[EXERCISE PRICE]
Expiration Date:	[EXPIRY DATE]

Type of Grant:	Nonstatutory Stock Option

Vesting Schedule:	This Award shall vest pursuant to the schedule set forth in Exhibit 1, which is attached hereto and incorporated herein in its entirety.

Payment:	By one or a combination of the following items (described in the corresponding Option Agreement):

☐	By cash or check payable to the Company

Or, if permitted by the Administrator:

☐	By delivery of already-owned, unrestricted Shares

☐	By withholding unrestricted Shares otherwise deliverable upon exercise

☐	Through broker-assisted cashless exercise

Additional Terms/Acknowledgements:	Participant acknowledges receipt of, and understands and agrees to, this Notice, the corresponding Option Agreement, the Plan and the Notice of Exercise. Participant acknowledges and agrees that this Notice, the corresponding Option Agreement and the Notice of Exercise may not be modified, amended or revised, except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this Notice, the corresponding Option Agreement, the Plan and the Notice of Exercise set forth the entire understanding between Participant and the Company regarding the Option and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of the following agreements only. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Notice, the corresponding Option Agreement, the Plan and the Notice of Exercise.

By accepting the Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Administrator or another third party designated by the Administrator.

Novelis Inc.

By:	[NAME]
Title:

Participant:

Date:

Attachments: Option Agreement; 2024 Equity Incentive Plan (as amended from time to time); Non-Competition, Non-Solicitation & Confidentiality Agreement; Notice of Exercise

Exhibit 1

Vesting Schedule

1.

Vesting. Except as otherwise provided in this Exhibit 1, provided that Participant has not incurred a termination of Service as of the applicable vesting date, the Options will vest and become exercisable in accordance with the following schedule:

Vesting Date	Percentage of Options
1st anniversary of the Date of Grant	33 1/3%
2nd anniversary of the Date of Grant	33 1/3%
3rd anniversary of the Date of Grant	33 1/3%

2.	Termination of Service.

a.

Death or Disability. Subject to Section 2(f) and Section 3 in this Exhibit 1, if Participant incurs a termination of Service as a result of death or Disability, the unvested Options will become fully vested and exercisable as of the time immediately prior to such termination of Service.

b.

Retirement. Subject to Section 2(f) and Section 3 in this Exhibit 1, if Participant incurs a termination of Service as a result of Retirement, Participant will continue to vest in the unvested Options on each Vesting Date following such termination of Service as if Participant’s Service continued through each such date.

For purposes of this Exhibit 1 and the Agreement, Participant shall only be considered to have terminated Service due to “Retirement” if Participant voluntarily terminates active Service after each of the following conditions have been met: (i) Participant attains age 65 or has a combination of age and years of Service greater than or equal to 65 with a minimum age of 55, and thereafter provides at least six (6) months’ written notice of Participant’s intended retirement; (ii) the Committee (or its delegate) accepts Participant’s intended retirement in writing, subject to successfully fulfilling transition duties and responsibilities and remaining employed until a Retirement date set by the Committee (or its delegate), it being understood that these duties and responsibilities are in addition to Participant’s regular duties and responsibilities, and may require continued employment beyond the end of the six (6) month notice period; and (iii) the Committee (or its delegate) determines that Participant has successfully fulfilled Participant’s transition duties and responsibilities. The Committee (or its delegate) shall, in its sole discretion, (A) decide whether or not to accept Participant’s intended Retirement, (B) set forth in writing the terms of Participant’s transition duties and responsibilities and Participant’s Retirement date and (C) determine whether or not Participant has successfully met such transition duties and responsibilities not later than sixty (60) days after Participant’s date of termination.

c.

Termination without Cause or for Good Reason. Subject to Section 2(f) and Section 3 in this Exhibit 1, if Participant’s Service is terminated by the Company without Cause or by Participant for Good Reason, on each Vesting Date following the Participant’s termination of Service Participant will vest in the number of Options subject to vesting on the applicable Vesting Date, pro-rated through the date of termination. The pro-rated Options on each Vesting Date will be determined by multiplying such number of Options subject to vesting on the applicable Vesting Date by a fraction, (i) the numerator of which is the number of full months from the Grant Date through the date of termination and (ii) the denominator is (A) 12, in the case of the first Vesting Date, (B) 24, in the case of the second Vesting Date and (C) 36, in the case of the third Vesting Date. Notwithstanding the foregoing, if Participant has attained age 65 or has a combination of age and years of Service greater than or equal to 65 with a minimum age of 55 at the time Participant’s Service is terminated pursuant to this Section 2(c), Participant’s Options shall vest at the greater of the vesting treatment provided in Section 2(b) in this Exhibit 1 and this Section 2(c). All unvested Options that do not become vested pursuant to this Section 2(c) will be forfeited.

d.	Change in Control. Subject to Section 2(f) and Section 3 in this Exhibit 1:

i.

If a Change in Control occurs and the successor or purchaser in the Change in Control has assumed the Company’s obligations with respect to the Options or provided a substitute award and within 12 months following the occurrence of the Change in Control, Participant’s Service is terminated by the Company without Cause or by Participant for Good Reason, the unvested Options will become fully vested and exercisable as of the time immediately prior to such termination of Service.

ii.

If a Change in Control occurs and the successor or purchaser in the Change in Control has not assumed the Company’s obligations with respect to the Options nor provided a substitute award, the unvested Options will become fully vested and exercisable as of the time immediately prior to the Change in Control.

e.

Intercompany Transfer. If a Participant’s Service is transferred outside of the Company such that Participant becomes an Employee at any Parent, affiliate or Subsidiary of the Company, Participant will continue to vest in the unvested Options on each Vesting Date following such transfer; provided, that Participant remains an Employee of a Parent, affiliate or Subsidiary of the Company through each such Vesting Date.

f.

Voluntary Termination. If Participant’s Service is terminated as a result of Participant’s voluntary resignation, all unvested Options will be forfeited as of the date of termination. For the avoidance of doubt, all vested Options as of the Participation’s date of termination shall remain vested and exercisable.

g.

Termination for Cause; Breach of Restrictive Covenants. If (i) Participant’s Service is terminated by the by the Company for Cause or (ii) Participant breaches the Restrictive Covenant Agreement (whether prior to or after the termination of Participant’s Service), all Options, whether vested or unvested, will be forfeited for no consideration as of the date of termination or breach (as applicable).

3.

Release. Any issuance of Shares subject to the Option that have vested pursuant to Section 2(a), (b), (c), (d) and (e) in this Exhibit 1 will be subject to the execution and nonrevocation of a general release of claims in favor of the Company, in a form reasonably satisfactory to the Company.

Attachment 1

Option Agreement

NOVELIS INC.

2024 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

Nonstatutory Stock Option

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement (this “Option Agreement”), Novelis Inc., a corporation organized under the laws of Canada (the “Company”) has granted you an option under its 2024 Equity Incentive Plan (the “Plan”) to purchase the number of Shares indicated in your Grant Notice at the exercise price indicated in your Grant Notice (the “Option”). The Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in the Grant Notice, Exhibit 1 to the Grant Notice, this Option Agreement, the Plan and the Notice of Exercise, then such conflict shall be resolved by giving such documents precedence in the following order: Exhibit 1, the Grant Notice, this Option Agreement, the Plan and then the Notice of Exercise. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your Option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.	Vesting; No Shareholder Rights

Your Option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Service with the Company or, its Parent or any of its Subsidiaries, except as may be provided otherwise in the Vesting Schedule in Exhibit 1 to Notice or in an employment or other written agreement between you and the Company. You will not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, your Option unless and until the Option vests and you exercise the Option in accordance with this Option Agreement and the Administrator has issued and delivered Shares to you and your name shall have been entered as a stockholder of record on the books of the Company.

Notwithstanding anything in this Option Agreement, the Grant Notice or the Plan to the contrary, upon the exercise of an Option, the Administrator may, in its sole discretion, deliver cash in lieu of all or any portion of the Shares otherwise deliverable in respect of the Option in an amount equal to such number of Shares multiplied by the difference between (a) Fair Market Value of a Share on the date when such Shares would otherwise have been issued, less (b) the per Share exercise price, as determined by the Administrator.

2.	Number of Shares and Exercise Price

The number of Shares subject to your Option and your exercise price per Share are set forth in your Grant Notice and will be adjusted in the event of changes in capital structure and similar events as provided in Section 16 of the Plan.

3.	Exercise Restriction for Non-Exempt Employees

If you are an employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), except as provided below, you may not exercise your option until you have completed at least six months of service measured from the Date of Grant, even if you have already been an employee of the Company for more than six months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six month anniversary in the case of (a) your death or Disability, (b) a Covered Transaction or (c) your termination of service on your “retirement” (as defined in the Company’s benefit plans).

4.	Method of Payment

You must pay the full amount of the exercise price for the Shares you wish to exercise. You may pay the exercise price in cash or by check payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following, if permitted by the Administrator and if legally permissible:

(a)

By the delivery of previously acquired unrestricted Shares (through actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe) that have a Fair Market Value equal to the exercise price;

(b)	By withholding unrestricted Shares otherwise deliverable upon exercise that have a Fair Market Value equal to the exercise price; or

(c)	Through a broker-assisted cashless exercise program acceptable to the Administrator.

You may be required to pay any remaining balance of the aggregate exercise price not satisfied by (a), (b) or (c) above in cash or other permitted form of payment. Shares will no longer be outstanding under your Option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to (b) above, (ii) are delivered to you as a result of such exercise, or (iii) are withheld to satisfy your tax withholding obligations.

5.	Whole Shares

You may exercise your Option only for whole Common Shares.

6.	Securities Law Compliance

In no event may you exercise your Option unless the Shares issuable upon exercise are then registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities law or, if not registered, the Administrator has determined that your exercise and the issuance of the Shares would be exempt from the registration requirements of the Securities Act and applicable state securities laws. The exercise of your Option also must comply with all other applicable laws and regulations governing your Option, including the requirements of any stock exchange on which the Shares may be listed, and you may not exercise your Option if the Administrator determines that such exercise would not be in material compliance with such laws, regulations and listing requirements.

7.	Term

You may not exercise your Option before the Date of Grant or after the Expiration Date indicated in the Grant Notice. Except as may be provided otherwise in the Vesting Schedule in Exhibit 1 to your Grant Notice or in an employment or other written agreement between you and the Company, the term of your Option expires upon the earliest of the following:

(a)	immediately upon the termination of your Service for Cause;

(b)

three months after the termination of your Service for any reason other than Cause, your Retirement, your Disability or your death; provided, however, that if (i) you are a Non-Exempt Employee, (ii) your Service terminates within six months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Service, your option will not expire until the earlier of (A) the later of (1) the date that is seven months after the Date of Grant, and (2) the date that is three months after the termination of your service with the Company, and (B) the Expiration Date;

(c)	12 months after the termination of your Service due to your death or Disability;

(d)	three years after the termination of your Service for Retirement;

(e)	the Expiration Date indicated in your Grant Notice; or

(f)	the day before the 10th anniversary of the Date of Grant.

8.	Exercise

(a)

You may exercise the vested portion of your Option during its term by (i) delivering a Notice of Exercise (in a form designated by the Administrator) or completing such other documents and/or procedures designated by the Administrator for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company, stock plan administrator, or such other person as the Administrator may designate, together with such additional documents as the Administrator may then require.

(b)

By exercising your Option you agree that, as a condition to any exercise of your Option, the Administrator may require you, and you hereby agree, to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your Option, or (ii) the disposition of Shares acquired upon such exercise.

9.	Restrictive Covenant Agreement

In consideration of this Award of Options, which you understand is good and valuable consideration, you agree to be bound by the Company’s Non-Competition, Non-Solicitation & Confidentiality Agreement in substantially the form attached hereto as Attachment 3 (the “Restrictive Covenant Agreement”).

10.	Transferability

Your Option is not assignable or transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Without limiting the generality of the foregoing, your Option may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of your Option or any attempt to make any such levy of execution, attachment or other process will cause your Option to terminate immediately.

11.	Option not a Service Contract

Your Option is not an employment or service contract, and nothing in your Option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or any affiliate, or of the Company or an affiliate to continue your Service. In addition, nothing in your Option will obligate the Company or any affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a member of the Company’s Board or a consultant for the Company or an affiliate.

12.	Withholding Obligations

(a)

At the time you exercise your Option, in whole or in part, and at any time thereafter as requested by the Administrator, you hereby agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an affiliate, if any, which arise in connection with the exercise of your Option. The Administrator, in its sole discretion, may (but is not required to) hold back Shares otherwise issuable on exercise of the Option or permit you to tender previously-owned Shares in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Option being subject to equity accounting treatment under the Accounting Rules). In addition, the Administrator may (but is not required to), to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to you from the Company or its Parent or any Subsidiary.

(b)

The Administrator and the Company assume no responsibility for individual income taxes, penalties or interest related to grant or exercise of any Option. Neither the Administrator, the Company nor any affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or exercise of any Option. You should consult with your personal tax advisor regarding the tax ramifications, if any, which result from receipt of the Option, the subsequent issuance, if any, of Shares on exercise of the Option, and subsequent disposition of any such Shares. You acknowledge that the Administrator or the Company may be required to withhold federal, state and/or local taxes in connection with the exercise of the Option. You may not exercise your Option unless the tax withholding obligations of the Company and/or any affiliate are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Administrator will have no obligation to issue a certificate for such Shares or release such Shares from any escrow provided for herein, if applicable, unless such obligations in this Section 12 are satisfied.

13.	Recovery of Compensation

Notwithstanding any other provision of this Agreement, in accordance with Section 25 of the Plan, the Option and all amounts that may be received by you in connection with any disposition of any such Shares underlying the Option shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (a) the Company’s clawback policy and any other clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (b) applicable law or stock exchange listing requirement. By accepting the Option, you are deemed to have acknowledged and consented to the Company’s clawback policy and the Company’s application, implementation and enforcement of any clawback, forfeiture or other similar policy adopted by the Board or the Committee, whether adopted prior to or following the date of the Date of Grant, and any provision of applicable law or stock exchange listing requirement relating to reduction cancellation, forfeiture or recoupment, and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy, requirement or applicable law, without further consideration or action.

14.	Section 409A; Tax Consequences

It is the Administrator’s and the Company’s intent that this Option (and the related agreements) be exempt from Section 409A to the extent applicable, and that this Option Agreement be administered accordingly. You hereby agree that the Administrator and the Company do not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Administrator, the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from your Option or your other compensation.

15.	Notices

Any notices provided for in your Option or the Plan will be given in writing and will be deemed effectively given upon receipt. The Administrator may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Administrator or another third party designated by the Administrator.

16.	Agreement Summaries

In the event that the Administrator provides you (or anyone acting on your behalf) with summary or other information concerning, including or otherwise relating to your rights or benefits under this Option Agreement (including, without limitation, the Option and any exercise thereof), such summary or other information shall in all cases be qualified in its entirety by Exhibit 1 to your Grant Notice, the Grant Notice, this Option Agreement, the Plan and the Notice of Exercise and, unless it explicitly states otherwise and is signed by an officer of the Company, shall not constitute an amendment or other modification hereto.

17.	Acknowledgements

You understand, acknowledge, agree and hereby stipulate that: (a) you are executing this Option Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (b) the Option is intended to be consideration in exchange for the promises and covenants set forth in this Option Agreement; (c) you have carefully read, considered and understand all of the provisions of this Option Agreement, the Plan and the Company’s policies reflected in this Option Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; (d) you have asked any questions needed for you to understand the terms, consequences and binding effect of this Option Agreement and you fully understand them; (e) you were provided an opportunity to seek the advice of an attorney and/or a tax professional of your choice before accepting this Option and (f) the obligations and restrictions set forth in this Option Agreement are fair and reasonable.

Attachment 2

2024 Equity Incentive Plan

[Intentionally Omitted]

Attachment 3

Non-Competition, Non-Solicitation & Confidentiality Agreement

[Intentionally Omitted]

Attachment 4

Form of Notice of Exercise

[Attached]

Novelis Inc.

Notice of Exercise

Novelis Inc.

3550 Peachtree Road NE, Suite 1100

Atlanta, GA 30326

Date of Exercise: [•], 20[•]

[Participant]

This constitutes notice that I elect to purchase the number of Shares for the price set forth below.

Type of option (check one):	Nonstatutory Stock Option

Stock Option grant date:

Number of Shares as to which Option is exercised:

Shares to be issued in name of:

Total exercise price:

Cash payment delivered herewith:

Non-cash payment delivered herewith:

By this exercise, I agree (a) to provide such additional documents as you may require pursuant to the terms of the 2024 Equity Incentive Plan (the “Plan”) and (b) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this Option. Capitalized terms not explicitly defined herein are defined in the Plan.

Very truly yours.

[NAME]

Address: